CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A and to the use of our report dated May 26, 2026 on the financial statements and financial highlights of Aspiriant Risk-Managed Equity Allocation Fund, Aspiriant Risk-Managed Municipal Bond Fund, Aspiriant Defensive Allocation Fund and Aspiriant Risk-Managed Taxable Bond Fund, each a series of Aspiriant Trust. Such financial statements and financial highlights appear in the 2026 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 29, 2026

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529